EXHIBIT 99.1

CONTACT:

Joy Leo	Joyce Chowla	Claudia Natalia
Chief Financial Officer	Investor Relations	Corporate Communications
Artisan Components, Inc.	Artisan Components, Inc.	Artisan Components, Inc.
(408) 734-5600	(408) 548-3122	(408) 548-3172

Artisan Components, Inc. Reports Record Total Revenue

For The Second Quarter Of Fiscal 2003

SUNNYVALE, Calif., -- April 17, 2003 -- Artisan Components, Inc. (Nasdaq: ARTI), a leading provider of physical intellectual property (IP), today reported operating results for the quarter ended March 31, 2003, the second quarter of Artisan’s fiscal 2003. Net revenue for the second quarter of fiscal 2003 increased 101% to $16.1 million compared to $8.0 million in the same period last year. Net royalty revenue for the second quarter of fiscal 2003 was $2.2 million, down $335,000 from $2.5 million of net royalty revenue in the same period last year.

Net income for the second quarter of fiscal 2003 was $1.2 million, or $0.06 per diluted share, compared to a net loss of $954,000, or ($0.06) per diluted share, in the same period last year. Net income for the second quarter of fiscal 2003 included charges of $520,000 for in-process research and development, $907,000 for amortization of purchased intangibles and $59,000 of stock-based compensation expense. The net loss for the second quarter of fiscal 2002 included charges of $492,000 for amortization of purchased intangibles, as well as a provision of $1.2 million for Artisan’s unused facility lease.

“Artisan continues to meet IC designers’ demand for choice among best-in-class IP solutions by delivering a broad spectrum of standard cell, memory, analog and mixed-signal products matched to leading semiconductor manufacturers,” commented Mark Templeton, president and chief executive officer of Artisan Components. “We are seeing a great deal of activity based on our 0.13-micron solutions, indicating that many new designs are targeting the latest process technologies. This is stimulating interest in our flexible repair and test solutions for memories and the analog and mixed-signal products recently added through the Nurlogic Design, Inc. acquisition.”

Artisan is hosting a conference call beginning at 2:00 p.m. PST (5:00 p.m. EST) on Thursday, April 17, 2003 to discuss the results of the second quarter of fiscal 2003 and to review Artisan’s progress and outlook. Interested parties may participate in the conference call by dialing 719-457-2617 and via live

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webcast at www.vcall.com. A telephonic replay will be available through Friday, April 25, 2003 at 719-457-0820. The passcode for both Artisan’s live conference call and telephonic replay is 465280.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the value delivered by Artisan’s products and business model to manufacturers and design teams. These statements are subject to various risk factors including, without limitation, the continued demand for semiconductors including Artisan’s products and the production of those semiconductors in volume; delays in the design process or delays in a customer’s project that use Artisan’s products; the rapid pace of technological development; Artisan’s ability to negotiate, structure, monitor and enforce agreements for the determination and payment of royalties; and the continuation of the worldwide slowdown in economic activity, as well as continued weakness in businesses’ capital expenditures on technology. We refer you also to the documents that Artisan files from time to time with the Securities and Exchange Commission, in particular the section entitled “Factors Affecting Future Operating Results” in Artisan’s annual report on Form 10-K and its quarterly reports on Forms 10-Q.

About Artisan Components

Artisan Components, Inc. is a leading semiconductor intellectual property (IP) provider. The company’s design platforms are licensed to over 1000 companies worldwide and provide IC designers with a common interface to a range of process technologies from the world’s leading foundries. Built on Artisan’s Process-Perfect™ memory generators, standard cell and I/O libraries, Artisan’s design platforms include a comprehensive set of views and models supporting leading design tools and methodologies. Artisan’s worldwide network of EDA, IP and design service partners extend the Artisan standard to a complete set of system level design and integration solutions. Artisan is headquartered in Sunnyvale, California. More information about Artisan Components, including free library access can be found at: http://www.artisan.com.

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Artisan Components, Artisan and Process-Perfect are registered trademarks of Artisan Components, Inc.

All other trademarks or registered trademarks are the property of their respective owners.

Artisan Components, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	Mar. 31 2003	Sept. 30 2002
ASSETS
Current assets:
Cash and cash equivalents	$33,290	$29,159
Marketable securities	22,506	23,085
Accounts receivable, net	16,489	7,232
Prepaid expenses and other current assets	2,525	2,345

Total current assets	74,810	61,821
Property and equipment, net	6,149	3,499
Goodwill, net	34,923	13,741
Purchased intangible assets, net	11,362	2,271
Other assets	1,738	1,116

Total assets	$128,982	$82,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,597	$861
Accrued liabilities	6,955	4,081
Deferred revenue, current portion	11,728	5,924

Total current liabilities	22,280	10,866
Deferred revenue	850	812
Other liabilities	1,200	1,610
Deferred tax liability	4,196	—

Total liabilities	28,526	13,288

Stockholders’ equity:
Common stock	18	17
Additional paid in capital	107,369	77,170
Stockholders’ note receivable	(240)	—
Deferred stock-based compensation	(637)	—
Treasury stock	(1,399)	—
Accumulated deficit	(4,655)	(8,027)

Total stockholders’ equity	100,456	69,160

Total liabilities and stockholders’ equity	$128,982	$82,448

Artisan Components, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	Mar. 31, 2003	Mar. 31, 2002	Mar. 31, 2003	Mar. 31, 2002
Revenue:
License	$13,945	$5,492	$25,914	$11,091
Net royalty	2,177	2,512	4,192	4,481

Total revenue	16,122	8,004	30,106	15,572

Cost of revenue	3,581	1,541	7,487	3,121
Product development	4,756	3,215	7,691	6,118
Sales and marketing	3,226	2,027	6,330	4,071
General and administrative	1,838	594	3,233	1,202
Provision for unused facility lease	—	1,197	—	1,197
In-process research and development	520	—	520	—
Amortization of purchased intangibles	907	492	1,399	984

Total cost and expenses	14,828	9,066	26,660	16,693

Operating income (loss)	1,294	(1,062)	3,446	(1,121)
Other income, net	175	146	378	402

Income (loss) before provision for income taxes	1,469	(916)	3,824	(719)
Provision for income taxes	263	38	453	117

Net income (loss)	$1,206	$(954)	$3,371	$(836)

Net income (loss) per share—basic	$0.07	$(0.06)	$0.19	$(0.05)

Net income (loss) per share—diluted	$0.06	$(0.06)	$0.17	$(0.05)

Shares used in per share calculation—basic	17,831	16,703	17,792	16,613

Shares used in per share calculation—diluted	19,896	16,703	19,803	16,613